Exhibit 10.1

October 31, 2023

Dr. Mahkam Zanganeh 51 Adam Way
Atherton, CA 94027
Email: maky@mzanganeh.com

Re: Offer of Employment

Dear Maky:

This letter, together with the appendices attached hereto, sets forth the details of your updated employment terms effective October 13, 2023, and we would ask you to read through each of the sections.

An overview of the terms of your employment and compensation is set out below and in Appendix 1, Appendix 2, and Appendix 3.

Title: Co-Chief Executive Officer. This position is classified as an exempt position under the Fair Labor Standards Act ("FLSA").

Reporting relationship: Position reports to CEO.

Job Duties: You will be expected to perform those duties and responsibilities commonly associated with your position as Chief Executive Officer, as well as other duties Base Salary: Your salary will be ($600,000.00) on an annual base salary subject to deductions for taxes and other withholdings as required by law or the policies of Summit Therapeutics, Inc., a Delaware corporation (together with its successors and assigns permitted hereunder, the “Company”), and payable in accordance with the Company's normal semi-monthly payroll schedule. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

Eligibility for Bonuses and Bonus Potential: Please refer to the terms set out in Appendix 2.

Benefits: Please refer to the details in Appendix 2. Employee contributions for benefits will be determined annually and may be subject to change from time to time.

Expense Reimbursement: Please refer to the details in Appendix 2.

Vacation and Sick Time: Please refer to the details in Appendix 2.

Confidentiality and Non-Solicitation Agreement: A condition precedent of your employment is execution of the Confidentiality and Inventions Agreement (see Appendix 3), which must be signed promptly. You may not participate in any consulting activities during your employment with the Company, without Board approval and you must at all times abide by your fiduciary obligations to the Company and your obligations related to confidentiality.

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In addition, as a Company employee, you will be expected to abide by the Company's policies and procedures at all times. You remain subject to the Non-Executive Director agreement between you and the Company related to your continued service as a director. Further, the Company's premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data, and other electronic files, and all internet and email use) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.
Based on the representations that you have made, the Company understands that you are under no restrictions, including any contractual restrictions, prohibiting you from entering into an employment relationship with the Company and performing all of the duties of your position as Chief Executive Officer. As an employee, you will comply with any confidentiality, non-competition and non-solicitation agreements you may have signed with previous employers and you represent that any such agreements will not affect your abilities to perform your responsibilities on behalf of the Company. You agree to indemnify and hold the Company harmless for any liability the Company may incur as the result of the existence of any such covenants, obligations or commitments and alleged violations of the same made by any former employer.
This written offer supersedes any oral or written representations made to you during the interview process by any representative of the Company. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and in no way shall alter the Company's policy of employment at will.
We look forward to working with you as an employee and sincerely believe this position offers an excellent opportunity for you to make a significant contribution to our organization as well as to enhance your own career.

Gross-Up for Certain Taxes: In the event that it is determined that any payment or distribution by the Company (or any of its Affiliates) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code or any successor provision thereto (such tax being hereafter referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes, penalties and interest, including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay (A) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (B) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts will be made at the expense of the Company by the Company’s regular independent accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations. Any determination by the Accounting Firm will be binding upon the Company and the Executive.

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The Gross-Up Payment will be paid to the Executive as soon as administratively practicable following the later of (i) the date Executive is required to pay the excise tax imposed by Section 4999 of the Code, or (ii) in the event the Executive is determined, in accordance with the methods specified in the regulations issued under Section 409A of the Code, to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) of the Company at the time of the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the applicable regulations and administrative guidance issued thereunder), the first day of the seventh month after the date of the Executive’s “separation from service” or, if earlier, the date of death of Executive. In the event that the Excise Tax is later determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the Gross-Up Payment at the time the payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of such payment), the Company shall make an additional payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined. The Gross-Up Payment will be made in a manner that complies with Treasury Regulation § 1.409A-3(i)(1)(v).

Sincerely,

Abby Guzman Murphy Global Head of HR

Agreed & Accepted: Mahkam Zanganeh

/s/ Maky Zanganeh

Signature

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Appendix 1
Details of Employment Offer
These terms are incorporated into and made a part of the employment terms from the Company to Dr. Mahkam Zanganeh.

You understand and agree that you owe a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and you will not knowingly become involved in a conflict of interest with the Company. In addition, you will comply with all of the Company's rules issued from time to time.
The Company is an at-will employer. This means that your employment with the Company is voluntarily entered in to and you are free to resign at any time, with or without notice. Similarly, the Company is free to conclude the employment relationship at any time, for any lawful reason or no reason and with or without notice. Accordingly, there is no promise that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. No supervisor or manager of the Company is authorized to make any oral or written representations that alter this "at-will" relationship. Any exception to this "at-will" relationship must be approved by me or by my designee in writing.
Your employment is contingent upon satisfactory proof that you are legally authorized to work in the United States. All individuals who are offered employment are required to submit proof of their identity and employment authorization. The Company may obtain background check reports both pre-employment and from time to time during your employment with the Company, as necessary.
Other than the Confidentiality, Inventions, and Non-Solicitation Agreement, this offer letter is the entire agreement between you and the Company and no other verbal or written agreements, promises or representations that are not specifically stated in this offer are or will be binding upon the Company and were not detrimentally relied upon by you in deciding whether to accept this offer. Any changes to the terms and conditions in this offer letter are effective only if signed by a duly authorized agent of the Company. The resolution of any disputes under this offer letter will be governed by California law.

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Appendix 2
Summary of Compensation and Benefits

1. Salary:	Annual gross base salary of US $600,000.00 payable by direct deposit in accordance with the Company's normal bi-monthly payroll schedule.
2. Bonus:
Each calendar year of your employment, you shall be eligible to receive a discretionary bonus in an amount to be solely determined by the Company of up to forty-five percent (60%) of your annual base salary, payable in accordance with the Company's normal payroll practices. Your bonus eligibility starts from 2021 Factors considered by the Company in determining the discretionary bonus include your performance and the performance of the Company. Because retention is an important reason for the Company's implementation of an annual bonus system, you must be employed by the Company on the date of the bonus payout to be eligible to receive a bonus, if such discretionary bonus is awarded.

3. Vacation, Sick, & Holidays:
You shall receive paid vacation, sick, and holidays according to the Company's policies for similarly situated executives and as required by state and local law. Notwithstanding the above, you shall always be entitled to at least 4 weeks of vacation per year (accruing 1.66 vacation days per month) and may, according to Company Policy, carry over days of accrued but unused vacation day benefits earned in one year into the next year. Upon termination of your employment for any reason, you will be paid for any accrued but unused vacation

4. Insurance and Retirement Plans:
You shall be entitled to participate in the Company's group insurance plans for its employees ("Group Insurance"), which includes Healthcare, Dental, Life and Disability Plans for which Company and employee contributions will be determined annually. You shall also be entitled to participate in a 401k 'Safe Harbor' retirement plan. Details of these benefit plans will be provided.

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5. Board Service:
While serving as an officer, you shall not receive compensation otherwise owed to you in your capacity as a member of the Board. However, all Board fees paid through the date of the commencement of your employment as an Officer shall be retained. Any and all options granted to you as compensation for your service as a Board member shall be retained and shall continue to vest in accordance with t

6. Expense & Mileage Reimbursement:	You shall be reimbursed in accordance with Company policy in effect from ti

Please note that the terms and conditions of your employment, including the bonus and benefit programs made available by the Company, and the rules, terms and conditions for participation in such bonus and benefit plans, may be changed by the Company at any time without advance notice.

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